UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2022 (February 16, 2022)

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange where registered
Common Stock $.001 par value	VRSK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2022, Verisk Analytics, Inc. (the “Company”) announced that Scott G. Stephenson, Chairman, President and Chief Executive Officer of the Company, will retire following the Company’s 2022 Annual Meeting of Shareholders currently scheduled for May 18, 2022. The Company’s Board of Directors appointed Lee M. Shavel, current Chief Financial Officer and Group President, to become Chief Executive Officer effective upon Mr. Stephenson’s retirement (the “CEO transition date”). Mark V. Anquillare, current Chief Operating Officer and Group President, will become President at that time.

In connection with Mr. Stephenson’s retirement from the Company, he will not stand for reelection to Company’s Board of Directors at the 2022 Annual Meeting of Shareholders. The roles of Chair of the Board of Directors and Chief Executive Officer will be separated effective following the 2022 Annual Meeting of Shareholders. Mr. Shavel’s replacement as Chief Financial Officer will be named at a later date.

In connection with Mr. Shavel’s promotion to Chief Executive Officer, the Board has approved an increase of his annual base salary to $900,000, effective as of the CEO transition date, and an increase of Mr. Shavel’s annual cash incentive (“STI”) award target to 150% of his annual base salary, prorated for the remaining portion of the 2022 performance year during which Mr. Shavel serves as CEO. The Board has also approved for Mr. Shavel a one-time top-up long-term equity incentive (“LTI”) award to be granted on the CEO transition date with an approximate value of $2,836,000 which amount shall equal the weighted-average annualized LTI grant value for 2022 of $7,250,000 prorated for the remaining portion of the 2022 performance year during which Mr. Shavel serves as CEO net of LTI awards previously granted to Mr. Shavel earlier this year in connection with the Company’s standard annual compensation program grant cycle (the “top-up LTI grant”). Such top-up LTI grant’s award mix shall be in the form of 60% performance share units (of which 40% will be 3-year TSR metric based and 20% will be 3-year incremental ROIC metric based), 20% options and 20% restricted stock awards. In addition, the Board has approved for Mr. Shavel a one-time performance-based equity grant with a value of $2,000,000 which will be payable only upon the achievement by the Company of a relative total shareholder return at or above the 65th percentile as compared to the companies that comprise the S&P 500 Index over a three-year performance period.

In connection with Mr. Anquillare’s promotion to President, the Board has approved a one-time LTI award of $3,000,000 in the form of time-based restricted stock awards which will vest over an 18-month period.

A copy of the press release announcing the appointment of Mr. Shavel as Chief Executive Officer, Mr. Anquillare as President and the retirement of Mr. Stephenson as Chief Executive Officer, President and Chairman is annexed as Exhibit 99.1. All information in the press release is furnished but not filed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 18, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: February 23, 2022	By:	/s/ Kathy Card Beckles
		Name:	Kathy Card Beckles
		Title:	Executive Vice President, General Counsel and Corporate Secretary